EXHIBIT 99.1

Granite City Food & Brewery Announces Hiring of
New Chief Financial Officer

MINNEAPOLIS — August 14, 2006 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) today announced that Peter P. Hausback has been hired as the Company’s new Chief Financial Officer, effective August 14, 2006.  Mr. Hausback has extensive experience in the hospitality industry, including experience with Il Fornaio (America) Corporation and Red Lion Hotels.

Mr. Hausback’s experience in the food service industry includes serving in various management positions between 1992 and 2001 with Il Fornaio (America) Corporation, a restaurant and bakery chain, including as Vice President of Finance and Chief Financial Officer during the time Il Fornaio was a public company.  Since 2005, Mr. Hausback served as Vice President and Chief Accounting Officer of NightHawk Radiology Holdings, Inc.  He was a key player in its recent IPO.  From 2002 to 2005, Mr. Hausback served as Vice President and Chief Financial Officer for WestCoast Hospitality Corp., an operator and franchisor of lodging and entertainment services.

Steven J. Wagenheim, Chief Executive Officer of the Company, stated: “Peter Hausback brings with him the experience and knowledge both within and outside our industry to help lead Granite City into our next stage of growth and development.  We are also confident in his ability to provide key leadership to the planning and implementation of our strategic growth.  Peter has a great reputation as a self-starter and team player, and I look forward to working closely with him.”

Mr. Hausback succeeds Daniel H. Bauer who recently submitted his resignation as Chief Financial Officer indicating his desire to remain in the Atlanta, Georgia area where his family resides.

CONTACT:           Granite City Food & Brewery Ltd.
Steven J. Wagenheim, (952) 215-0678 or (612) 751-3331